Exhibit 99.1


              Paxar Corporation Reports First Quarter 2005 Results


    WHITE PLAINS, N.Y.--(BUSINESS WIRE)--April 25, 2005--Paxar Corporation (NYSE: PXR) today reported sales of $187 million, net income of $5.4 million and earnings per share of $0.13 for the quarter ended March 31, 2005. Excluding restructuring and other charges related to the Hillsville, Virginia, plant closing, first quarter 2005 earnings per share were $0.14. (See attached 2005 Reconciliation of GAAP to Non-GAAP Measures.) In the first quarter of 2004, sales were $189 million, net income was $8.7 million and earnings per share were $0.22.
    The Company indicated that sales in the first quarter of 2005 declined 1% over the first quarter of 2004. Organic growth was negatively impacted by 2% offset by a 1% gain from foreign exchange. Excluding 2005 first quarter restructuring and other charges, net income declined 32% and earnings per share declined 36%.
    Arthur Hershaft, Chairman and Chief Executive Officer, said, "As we announced three weeks ago in our updated guidance, first quarter 2005 was affected by a disappointing March due primarily to softness in European markets. As such, the anticipated seasonal upswing was not fully realized in the quarter. We believe our European business is back on track; however, we remain cautious about the economy in that region."
    Mr. Hershaft continued, "In light of the recent trends in Europe, we are in the process of evaluating a series of initiatives that will improve margins and lower costs in that region. We anticipate those initiatives will result in restructuring and other charges of approximately $2.5 million over the balance of the year and annualized savings of approximately $4 million."
    Mr. Hershaft concluded, "As we continue through 2005, we remain positive about Paxar's prospects. We will continue to expand our global footprint through accretive acquisitions and we will continue to focus on providing our markets with innovative products. Our achievements in the rapidly emerging field of RFID represent an enormous opportunity for our Company over the coming years. We remain committed to increase shareholder value."
    For the second quarter, earnings per share are projected in the range of $0.38 to $0.41 on sales of $216 million to $221 million. For the year, we project earnings per share in the range of $1.06 to $1.15 on sales of $822 million to $837 million. The above financial outlook does not include restructuring and other charges associated with the closing of the Hillsville, Virginia, plant and the European initiatives that are projected in the range of $0.03 to $0.04 per share in the second quarter and $0.08 to $0.09 per share for the year.
    Paxar is a global leader in providing innovative merchandising systems to retailers and apparel customers. Paxar's leadership in products and technology, global manufacturing operations, worldwide distribution network and brand recognition are enabling the Company to expand its competitive advantage and market share.
    Statements in this release about the future outlook related to Paxar Corporation involve a number of factors affecting the Company's businesses and operations, which could cause actual future results to differ materially from those contemplated by forward-looking statements. Forward-looking statements include those indicated by words such as "project," "anticipate" and "expect." Affecting factors include general economic conditions, the performance of the Company's operations within its prevailing business markets around the world, as well as other factors set forth in Paxar's 2004 Annual Report on Form 10-K.


                     For more information on Paxar
                call Investor Relations - 914.697.6862
                    or visit our Company's Web site
                             www.paxar.com


PAXAR CORPORATION
Consolidated Statements of Income (Unaudited)
--------------------------------------------
(in millions, except per share amounts)



                                                 Three Months Ended
                                                     March 31,
                                              ------------------------
                                                  2005        2004
                                               -----------  ----------

Sales                                         $     187.2  $    188.8
Cost of sales                                       116.5       116.5
                                               -----------  ----------
  Gross profit                                       70.7        72.3
Selling, general and administrative expenses         60.3        58.3
Integration/restructuring and other costs             0.8           -
                                               -----------  ----------
  Operating income                                    9.6        14.0
Interest expense, net                                 2.6         2.7
                                               -----------  ----------
  Income before taxes                                 7.0        11.3
Taxes on income                                       1.6         2.6
                                               -----------  ----------
  Net income                                  $       5.4  $      8.7
                                               ===========  ==========

Basic earnings per share                      $      0.14  $     0.22
Diluted earnings per share                    $      0.13  $     0.22
                                               ===========  ==========

Weighted average shares outstanding:
 Basic                                               39.7        39.3
 Diluted                                             41.2        39.8
                                               ===========  ==========

Ratios
------
 Gross margin                                        37.8%       38.3%
 SG&A to sales                                       32.2%       30.9%
 Operating margin                                     5.1%        7.4%
 Net margin                                           2.9%        4.6%
                                               ===========  ==========

Effective tax rate                                   23.0%       23.0%
                                               ===========  ==========

PAXAR CORPORATION
Consolidated Balance Sheets
---------------------------
(in millions)

                                           March 31,     December 31,
                                              2005           2004
                                          -------------  -------------
                                          (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents                $        99.9  $        92.0
Accounts receivable                              124.7          132.5
Inventories                                      103.2          101.3
Deferred income taxes                             15.4           15.0
Other current assets                              16.5           18.1
                                          -------------  -------------

     Total current assets                        359.7          358.9
                                          -------------  -------------

Property, plant and equipment, net               168.0          169.9
Goodwill and other intangible, net               220.3          220.5
Other assets                                      24.8           24.4
                                          -------------  -------------

Total assets                             $       772.8  $       773.7
                                          =============  =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Due to banks                             $         4.5  $         3.9
Accounts payable and accrued liabilities         108.8          116.6
Accrued taxes on income                           12.1           11.2
                                          -------------  -------------

     Total current liabilities                   125.4          131.7
                                          -------------  -------------

Long-term debt                                   163.0          163.1
Deferred income taxes                             20.3           21.8
Other liabilities                                 16.8           16.5
Shareholders' equity                             447.3          440.6
                                          -------------  -------------

Total liabilities and shareholders'
 equity                                  $       772.8  $       773.7
                                          =============  =============

PAXAR CORPORATION
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)
-------------------------------------------------------
(in millions, except per share amounts)

Paxar reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.

Paxar uses the non-GAAP measures presented to evaluate and manage the Company's operations internally. Paxar is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

                                                 Three Months Ended
                                                      March 31,
                                               -----------------------
                                                     2005       2004
                                                ----------  ---------

Sales                                          $    187.2  $   188.8
                                                ==========  =========

Operating income as reported                   $      9.6  $    14.0
    Non-GAAP adjustments:
    Integration/restructuring and other costs         0.8          -
                                                ----------  ---------

Non-GAAP operating income                      $     10.4  $    14.0
                                                ==========  =========

Non-GAAP operating margin                             5.6%       7.4%
                                                ==========  =========

Net income as reported                         $      5.4  $     8.7
    Non-GAAP adjustments, net of taxes:
    Integration/restructuring and other costs         0.5          -
                                                ----------  ---------

Non-GAAP net income                            $      5.9  $     8.7
                                                ==========  =========

Diluted earnings per share as reported         $     0.13  $    0.22
    Non-GAAP adjustments, net of taxes:
    Integration/restructuring and other costs        0.01          -
                                                ----------  ---------

Non-GAAP diluted earnings per share            $     0.14  $    0.22
                                                ==========  =========

Weighted average shares outstanding - diluted        41.2       39.8
                                                ==========  =========


    CONTACT: Paxar Corporation
             Investor Relations:
             Bob Powers, 914-697-6862